Exhibit 99.1

Noble Innovations, Inc. Kicks Off National Launch of Viridian(TM) Product Line at International Builders' Show in Orlando, Florida

Tuesday February 12, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTC: NBIV - News) announced today that the company is displaying its new line of highly innovative Viridian™ Truly Tankless electric water heaters at the country’s largest builders’ conference, the International Builders’ Show, in Orlando, Florida from February 13th through the 16th. The show (IBS ’08) is sponsored by the National Association of Home Builders (NAHB). This year, over 1,800 exhibitors will showcase their products to nearly 120,000 building industry professionals at the building industry’s largest event. Noble’s management and representatives expect to host thousands of industry professionals in the company’s 20 by 30 foot booth where its brand new Viridian products will be on display.

James Cole, President and CEO of Noble Innovations, Inc., commented, “As part of our overall marketing strategy, we have already presented the Viridian truly tankless water heater at a number of smaller shows since the product went into early production in October. We have been overwhelmed with the extremely positive response to our new line of energy efficient Viridian tankless water heaters, but to show our products to the largest group of single-family, multi-family and commercial builders, architects, engineers and land developers to assemble in 2008 is truly a monumental event in our company’s development.” Mr. Cole also stated, “Noble Innovations, Inc. will now have the opportunity to begin supplying to builders, through its dealers, distributors and factory representatives, the Viridian Truly Tankless Electric Water Heater.”

To learn more about the company and its products, visit booth S10217 from February 13th through the 16th at The Orange County Convention Center located at 9800 International Drive in Orlando.

About The International Builders' Show

The International Builders’ Show is the largest annual construction show in the world – over a million and a half square feet of the latest and most advanced building products and services ever assembled. Showcased are all of the latest innovations for the building industry. To learn more about the event, visit www.buildersshow.com.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green" in nature. Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. Noble is in the early stages of sales and production of products. Visit www.NobleCares.com to find out more.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to:

Noble's having attended the Excellence in Building Conference & Expo; actual "green" products being identified and produced; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507 or 866-520-8389

Fax: 602-233-3434

jcole@noblecares.com